Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
amended and restated certificate of incorporation
OF
BIMI INTERNATIONAL MEDICAL INC.

BIMI INTERNATIONAL MEDICAL INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST:  Article 1 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“FIRST. The name of this corporation shall be:

BIMI Holdings Inc.”

SECOND: This Certificate of Amendment shall become effective as of January 5, 2024 at 9 P.M., Eastern Time.

THIRD: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. An annual meeting of stockholders of the Corporation was duly called upon notice in accordance with Section 222 of the DGCL and held on December 29, 2023, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused the Certificate of Amendment to be duly executed in its corporate name as of the 4th day of January, 2024.

BIMI INTERNATIONAL MEDICAL INC.

By:	/s/ Tiewei Song
Name:	Tiewei Song
Title:	Chief Executive Officer